EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Goldman Sachs Private Credit Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$54,052,298(1)	0.01476%	$7,978.12(2)
Fees Previously Paid			—
Total Transaction Valuation	$54,052,298(1)
Total Fees Due for Filing			$7,978.12(2)
Total Fees Previously Paid			—
Total Fee Offsets
Net Fee Due			$7,978.12(2)

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 2,142,382 Class I Shares of Goldman Sachs Private Credit Corp. at a price equal to $25.23 per share, which represents the Fund’s net asset value as of September 30, 2023.

(2) Calculated at $147.60 per $1,000,000 of the transaction value of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024, which is effective October 1, 2023.

Table 2 - Fee Offset Claims and Sources

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source